Exhibit 5.1

BEIJING	35 WEST WACKER DRIVE	MOSCOW
CHARLOTTE	CHICAGO, ILLINOIS 60601	NEW YORK
CHICAGO		NEWARK
GENEVA	+1 (312) 558-5600	PARIS
HONG KONG	FACSIMILE +1 (312) 558-5700	SAN FRANCISCO
HOUSTON		SHANGHAI
LONDON	www.winston.com	WASHINGTON, D.C.
LOS ANGELES

January 8, 2014

Rubicon Technology, Inc.

900 East Green Street

Bensenville, Illinois 606106

Re:	Prospectus Supplement

Ladies and Gentlemen:

We have acted as counsel to Rubicon Technology, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated December 13, 2013 (the “Base Prospectus”) and the prospectus supplement dated January 7, 2014, filed with the Commission pursuant to 424(b) under the Act (together with the Base Prospectus, the “Prospectus”) relating to the public offering of up to 3,047,500 shares of common stock, par value $0.001 per share, of the Company (the “Shares”), all of which are to be sold by the Company pursuant to an Underwriting Agreement, dated January 7, 2014 (the “Underwriting Agreement”), by and between the Company and the underwriter named therein. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, following issuance of the Shares pursuant to the terms of the Underwriting Agreement and receipt by the Company of the consideration for the Shares specified in the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

Rubicon Technology, Inc.

January 8, 2014

The opinion expressed herein is based upon and limited to the General Corporation Law of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Act.

Very truly yours,

/s/ Winston & Strawn LLP